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                                                                    EXHIBIT 99.1

                    [EOTT ENERGY PARTNERS, L.P. LETTERHEAD]




                                                FOR FURTHER INFORMATION CONTACT:
                                                         Media Relations Contact
                                                                      Wade Gates
                                                                    713.993.5152



                 EOTT ENERGY SUSPENDS FIRST QUARTER DISTRIBUTION

HOUSTON, APRIL 3, 2002 - EOTT Energy Partners, L.P. (NYSE: EOT) announced today that its cash flows will be insufficient to make a distribution to limited partners for the first quarter of 2002. The decision to not pay a distribution for the first quarter is based on estimated cash flow from first quarter operations, impact of the scheduled turnaround of the MTBE facility, and the result of efforts to secure financing for previously committed capital expenditures.

Additionally, although EOTT's first quarter 2002 results are not available yet, EOTT's cash flow for the quarter were unfavorably impacted by ongoing uncertainties related to the Enron bankruptcy on EOTT operations and weak crude oil marketing conditions. EOTT does not expect to resume distributions until these issues are substantially resolved and the timing of the resolution of these issues cannot currently be predicted.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT transports most of the lease crude oil it purchases via pipeline, which includes 8,000 miles of active intrastate and interstate pipeline and gathering systems. In addition, EOTT owns and operates a hydrocarbon processing plant and a natural gas liquids storage and pipeline grid system. EOTT Energy Corp. is the general partner of EOTT with headquarters in Houston. EOTT's Internet address is www.eott.com. The Partnership's Common Units are traded on the New York Stock Exchange under the ticker symbol "EOT."

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the impact of Enron's bankruptcy proceedings on its contractual and other arrangements with certain Enron Corp. subsidiaries, the success of EOTT's marketing activities, the success of EOTT's ongoing financing activities, plant operating capacities, plant operating expenses, maintenance capital expenses, capital improvements required as a result of changes in environmental laws or other regulatory changes during the periods covered by the forward looking statements.

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